Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Hycroft Mining Holding Corporation’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-257567) of our report dated March 30, 2022, relating to the consolidated financial statements as of and for the year ended December 31, 2021, which appear in the Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the references to us under the heading “Experts” in the prospectus supplement to the Registration Statement.

/s/ Plante & Moran, PLLC

June 9, 2023

Southfield, Michigan